Exhibit 99.1

General Motors	GM Communications
media.gm.com
For Release:
April 20, 2006
GM Reports Preliminary Q1 Financial Results
•	Reported Net Loss $323 Million, About $1 Billion Improvement From 2005

•	Record Quarterly Revenue of $52.2 Billion

•	$567 Million GMNA Improvement Despite $484 Million Health-Care Charge

•	Automotive Liquidity Stronger at $21.6 Billion
DETROIT — General Motors Corp. (NYSE: GM) today reported significantly improved financial results for the first quarter of 2006, with operations from every automotive region in the world contributing to the turnaround efforts.
“The first quarter represented an important milestone in GM and GM North America’s turnaround,” said GM Chairman and Chief Executive Officer Rick Wagoner. “Not only did we see significant improvement in the financial results of all our automotive units, we also announced numerous additional actions to improve our North American competitiveness and liquidity. And, we made significant progress in implementing those and previously announced initiatives, such as the UAW health-care agreement and the North American capacity plan.
“We’re pleased to see the significant progress in our first-quarter results and in the implementation of all four elements of our North American turnaround plan,” Wagoner continued. “And we remain focused on accelerating our return to profitability and cash generation.”
GM reported a preliminary net loss of $323 million, or $0.57 per share, in the first quarter of 2006, including special items. This was more than accounted for

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by the inclusion of a $681 million after-tax charge, or $1.20 per share, related to the recently approved health-care settlement agreement for U.S. hourly retirees. These first-quarter results represent a significant improvement from the year-ago loss of $1.3 billion, or $2.22 per share. Reported revenue rose 14.1 percent to a record $52.2 billion in the first quarter of 2006.
Excluding special items but including the effect of the $681 million health-care charge ($1 billion pretax), GM reported a preliminary adjusted loss of $529 million, or $0.94 per share in the first quarter of 2006. In the year-ago quarter, GM reported an adjusted loss before special items of $988 million, or $1.75 per share.
The reported results for the first quarter of 2006 include special items totaling a favorable $206 million after tax, or $0.37 per diluted share. These results include a gain of $317 million, or $0.56 per share, from the sale of most of GM’s stake in Suzuki, partially offset by restructuring charges totaling $111 million, or $0.19 per share, at GM North America (GMNA), GM Europe (GME) and GM Latin America/Africa/Middle East (GMLAAM). Additional details on the special items are included in the “Highlights” section of this press release.
GM’s results for the first quarter of 2006 are preliminary and may be revised prior to the filing of GM’s first quarter report on Form 10-Q in early May, depending on factors such as the final determination of the accounting treatment for the retiree health-care settlement agreement.
Health Care Agreement to Reduce Liability by $15 billion
The unprecedented health-care settlement between GM and its largest labor union, the United Auto Workers, was approved by the U.S. District Court on March 31, 2006.
“The health-care agreement is expected to result in an immediate 25-percent reduction in GM’s hourly retiree health-care liability, or about $15 billion,” Wagoner said. “The court approval is an important milestone, enabling us to implement this on the schedule we had anticipated.”

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As part of the agreement, GM will make contributions to a new independent Defined Contribution Voluntary Employees’ Beneficiary Association (DC VEBA) of $1 billion in each of 2006, 2007, and 2011. GM will also make supplemental contributions to the DC VEBA related to events like profit-sharing payments and increases in the value of GM stock.
Because the settlement received final court approval on March 31, the first $1 billion DC VEBA contribution is being recorded in the first quarter of 2006 even though the cost savings will not be realized until the second half of the year. Beginning July 1, the pretax savings associated with the health-care agreement will be approximately $750 million per quarter through 2011.
According to the accounting treatment that GM believes is appropriate under U.S. Generally Accepted Accounting Principles, the obligation to make the contributions would be recognized in each of the three periods in which they become due and payable. Other possible accounting treatments include recognizing the present value of all three payments as expense on March 31, 2006, which would significantly increase the amount of the first-quarter charge and eliminate any future charges. GM is currently in discussions with the U.S. Securities and Exchange Commission to determine the final accounting treatment and expects the issue to be resolved before it files its Form 10-Q.
GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see “Highlights”).
GM Automotive Operations
GM’s automotive operations reported an adjusted loss of $721 million in 2006, including the health-care charge, halving the year-ago adjusted loss of $1.5 billion. All of the company’s automotive units reported progress in the quarter, with three out of the four units posting profitable results.

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Global automotive sales rose 4.4 percent to 2.2 million units as strong sales in GM’s Asia Pacific and Latin American regions were partially offset by declines in the United States and Canada. Global market share was down slightly to 13.2 percent from 13.3 percent a year ago.
GM North America Shows Improvement
GM North America reported an adjusted loss of $946 million in the first quarter of 2006, including $484 million of the retiree health-care settlement charge. This compares to an adjusted loss of $1.5 billion a year ago. Higher production volumes, improved mix and better net pricing contributed $1.1 billion of improvement to GMNA operating earnings, offset in part by the health-care charge. Revenue per unit sold in GMNA was significantly higher in the quarter versus a year ago, mostly attributable to better pricing and richer mix. U.S. dealer inventories ended the quarter at 1,169,000 vehicles, down 74,000 units from the year-ago period, and well positioned for the spring selling season.
GM recently increased its structural cost reduction target in North America by more than $1 billion, to $7.5 billion on a running rate basis by the end of 2006, excluding the cost of the three $1 billion DC VEBA contributions in 2006, 2007 and 2011. Approximately $4 billion of this reduction will be cash savings. GM also continues to focus on achieving the previously reported $1 billion target of material cost savings in 2006, which is under pressure due to high raw material and commodity prices.
GM remains committed to revitalizing its product portfolio through an aggressive product spending program. In 2006, GM expects capital spending to total approximately $8.7 billion. This represents an increase of approximately $800 million over 2005 levels.
“We are very pleased with the market’s reaction to our launch products,” Wagoner said. “In the first three months of the year, our new products accounted for about 30 percent of our total sales — more than double where we were a couple of years ago. We’re especially encouraged by the early sales of the Chevrolet Tahoe, GMC Yukon,

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and Cadillac Escalade. And we’re pleased with the reaction last week to the new Saturn Sky and Aura at the New York Auto Show.”
GM is revitalizing its sales and marketing strategy by focusing on the strength of its products, emphasizing their great value and features in relation to the competition. GM is focused on improving the mix and quality of its share by reducing incentives and the volume of sales to daily rental car companies. While this may result in short-term declines in sales and market share, it also is expected to result in improved retail sales and financial performance over time.
“Despite even higher incentives by many of our competitors, we think our new product-focused marketing strategy is the right one, and early results are in line with our expectations,” Wagoner said.
GM Europe Posts Profitable Quarter
GM Europe reported adjusted earnings of $88 million in the first quarter of 2006, a significant improvement from the year-ago loss of $92 million, reflecting improved pricing, continued progress in reducing structural and material costs, better mix and lower warranty and policy costs. In addition, Saab showed significant financial improvement and sold more than 34,000 vehicles worldwide, an all-time first-quarter record.
“Our European turnaround plan moved into high gear in the first quarter,” Wagoner said. “Looking forward, we’ll continue to focus on that, as well as growing our multi-brand strategy in Europe and on important vehicle launches. The Cadillac BLS is arriving in dealerships now, followed by the Chevrolet Epica in June and the Opel Corsa and Chevrolet Captiva in the third quarter.”
GM Asia Pacific Reports Improved Results
GM Asia Pacific (GMAP) reported adjusted earnings of $81 million in the first quarter of 2006, up from $70 million a year ago, reflecting improved sales volumes in China and higher sales volumes from GM Daewoo.

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“Asia Pacific continues to be a very positive story for GM,” Wagoner said. “GM vehicle sales in China were up 76 percent during the quarter, and our steady commitment to expanding our product line-up continues to pay dividends. Likewise, our investment in GM Daewoo continues to pay returns, with domestic sales and export shipments rising 60 percent in the first quarter.”
GM Latin America/Africa/Middle East
GM Latin America/Africa/Middle East reported adjusted earnings of $56 million in the first quarter of 2006, up from $31 million in the same period last year. This reflects a significant improvement in Brazil.
“GM continues to set sales and market share records in the Latin America/Africa/Middle East region,” Wagoner said. “In the first quarter, LAAM achieved an all-time first quarter sales record of 230,100 units, up 26 percent from the year-ago period. Of the 11 major markets in the region, four set all-time quarterly GM sales records and another four set first-quarter sales records.”
GMAC
General Motors Acceptance Corporation (GMAC) earned $605 million in the first quarter of 2006, compared to $728 million in the year-ago period, reflecting improved earnings from financing operations and insurance, offset by lower mortgage earnings.
“GMAC continued to post strong earnings despite lower credit ratings and higher borrowing costs,” Wagoner said. “The agreement that we announced earlier this month to sell a 51-percent controlling interest in GMAC to a consortium of investors led by Cerberus Capital Management is expected to close later this year. Once implemented, the new ownership structure should strengthen GMAC’s ability to support GM’s automotive operations, improve GMAC’s access to cost-effective funding and provide $14 billion in liquidity to GM over the next three years.”
GMAC had cash reserve balances at March 31, 2006 of approximately $22.1 billion, including $17.3 billion in cash and cash equivalents and $4.8 billion in marketable securities. This compares with cash balances of approximately $20 billion at Dec. 31, 2005.

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GMAC’s financing operations reported earnings of $270 million in the first quarter of 2006, compared to $216 million a year ago. The increase is largely due to the effect of lower consumer credit provisions, primarily as a result of automotive whole loan activity and favorable international credit performance.
ResCap earnings were $197 million in the first quarter 2006, down from the $351 million earned in the year-ago period. While revenues were strong from higher asset levels, results were negatively affected by lower net margins resulting from both pricing pressures and higher funding costs. In addition, gains on sales of loans were down due to a significant gain in the year-ago quarter from the sale of a portfolio of distressed mortgage loans. Mortgage originations were $41.6 billion for the latest quarter, representing an increase from the $36.4 billion in the year-ago period.
GMAC completed the sale of approximately 78 percent of its equity in GMAC Commercial Mortgage on March 23, 2006, for approximately $1.5 billion in cash. At the closing, GMAC Commercial Mortgage, now named CapMark Financial Group Inc., also repaid to GMAC approximately $7.3 billion in intercompany loans, bringing the total cash proceeds from the transaction to $8.8 billion. GMAC earnings related to Commercial Mortgage were $9 million, representing operating income of $50 million and a loss on sale of $41 million, after closing costs.
GMAC’s insurance operations generated net income of $129 million in the first quarter of 2006, up from $94 million in the same period a year ago primarily reflecting the impact of strong underwriting results. In addition, first quarter results also benefited from the strategic acquisition of MEEMIC Insurance Co., a personal lines business that offers automobile and homeowners insurance in the Midwest.

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Cash and Liquidity
Cash, marketable securities, and readily-available assets of the Voluntary Employees’ Beneficiary Association (VEBA) trust totaled $21.6 billion at March 31, 2006, up from $20.4 billion on Dec. 31, 2005 and $19.8 billion on March 31, 2005. GM withdrew approximately $2 billion from the VEBA trust in the first quarter of 2006, including $1 billion from the short-term VEBA.
Liquidity remains a key focus of the corporation. GM sold most of its 20-percent stake in Suzuki during the first quarter, generating approximately $2 billion in cash. Also, GM recently announced the sale of its stake in Isuzu which generated approximately $300 million in proceeds in the second quarter of 2006. In February, GM reduced its common stock dividend by 50 percent, which is expected to save approximately $565 million annually. Finally, the planned sale of 51-percent of GMAC is expected to provide GM with up-front cash proceeds of about $10 billion and significant ongoing cash flow from retained assets and GMAC distributions over time.
Outlook
GM has made significant progress to turn around its North American operations, including the UAW retiree health-care agreement, the manufacturing capacity actions, the changes to GM’s U.S. salaried retiree health-care benefits and salaried pension plan benefits and the hourly accelerated attrition program.
“While we are encouraged by the speed and scale of the changes we’re implementing, there is clearly more work to be done,” Wagoner said. “Our next key priority is to reach a consensual agreement with Delphi and its unions that makes sense for all of the parties. The agreement we recently reached with the UAW on the attrition program is a significant step in achieving this objective, but there is more important work to do.”
# # #
Forward-Looking Statements
     In this press release and in related comments by General Motors’ and General Motors Acceptance Corporation’s management, the use of the words “expect,” “anticipate,”

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“estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” “designed,” “impact,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. Other than statements of historical fact, all statements in this press release and in related comments, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on possible future events, and we believe that when we made these judgments they were reasonable, these statements are not guarantees of any events or financial results, and GM’s actual results may differ materially due to numerous important factors that may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.
Such factors include, among others, the following: the ability of GM to realize production efficiencies, to achieve reductions in costs as a result of the turnaround restructuring, health care cost reductions and an accelerated attrition program and to implement capital expenditures at levels and times planned by management; the pace of product introductions; market acceptance of the Corporation’s new products; significant changes in the competitive environment and the effect of competition in the Corporation’s markets, including on GM’s pricing policies; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; restrictions on GMAC’s and ResCap’s ability to pay dividends and prepay subordinated debt obligations to us; changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; costs and risks associated with litigation; the final results of investigations and inquiries by the SEC; changes in our accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the range of estimates for the Delphi pension benefit guarantees, which could result in an impact on earnings; changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees; negotiations and bankruptcy court actions with respect to Delphi’s obligations to GM, negotiations with respect to GM’s obligations under the pension benefit guarantees to Delphi employees, and GM’s ability to recover any indemnity claims against Delphi; labor strikes or work stoppages at GM or its key suppliers such as Delphi or financial difficulties at GM’s key suppliers such as Delphi; additional credit rating downgrades and the effects thereof; our ability to complete the sale of a 51-percent controlling interest in GMAC and the effect of that sale on the results of GM’s and GMAC’s operations and liquidity; other factors affecting financing and insurance operating segments’results of operations and financial condition such as credit ratings, adequate access to the market, changes in the residual value of off-lease vehicles, changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which its mortgage subsidiaries operate, and changes in its contractual servicing rights; shortages of and price increases for fuel; and changes in economic conditions, commodity prices, currency exchange rates or political stability in the markets in which we operate.
In addition, GMAC’s actual results may differ materially due to numerous important factors that are described in GMAC’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: the ability of GM to complete the sale of a 51-percent controlling interest in GMAC; significant changes in the competitive environment and the effect of competition in GMAC’s and GM’s markets, including on GMAC’s and GM’s pricing policies; GMAC’s ability to maintain adequate financing sources and an appropriate level of debt; the profitability and financial condition of GM, including changes in production or sales of GM vehicles, risks based on GM’s contingent benefit guarantees and the possibility of labor

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strikes or work stoppages at GM or at key suppliers such as Delphi; funding obligations under GM and its subsidiaries’ qualified U.S. defined benefits pension plans; restrictions on ResCap’s ability to pay dividends and prepay subordinated debt obligations to GMAC; changes in the residual value of off-lease vehicles; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which GMAC’s mortgage subsidiaries operate; changes in GMAC’s contractual servicing rights; costs and risks associated with litigation; changes in GMAC’s accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of GMAC or GM; the threat of natural calamities; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
###
Contacts:
Toni Simonetti, 212-418-6380 (office)
Mobile: 917-822-3392
Jerry Dubrowski, 212-418-6261 (office)
Mobile: 917-544-4885

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General Motors Corporation
Non-GAAP Disclosure
     GM includes the use of non-GAAP adjusted net income (loss) in its earnings releases and charts for securities analysts. GM management evaluates its business and makes certain operating decisions (e.g., budgeting, forecasting, employee compensation, asset management and resource allocation) using adjusted net income. Management believes that because this measure provides it with useful supplemental information for evaluating and operating the business, investors would find it beneficial to have the opportunity to view the business in the same manner. Adjusted net income is a measure that focuses on the Corporation’s core business operations and facilitates comparison of those businesses from period to period on a consistent basis. Management also believes it is appropriate in evaluating the Corporation’s operations to exclude restructuring charges and any gain or losses from one-time items because these costs vary in size and frequency among the four geographic regions, since inclusion of these events would make results less comparable between periods and between regions.
     GM also includes the use of non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to our core business and cash generated by sales of automotive operating assets and equity investments in companies related to our core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items.
     GM’s earnings releases and charts for securities analysts also include the use of non-GAAP measures of revenue per vehicle and the GM North American structural cost reduction target. Management uses revenue per vehicle to track operating efficiency and to facilitate comparisons between periods and between manufacturers, and believes that it would provide valuable information to investors who are interested in identifying trends and comparing different companies. Revenue per vehicle includes certain sales to other GM regions that are excluded from GAAP reporting, and excludes non-vehicle sales such as service parts and operations and OnStar service and other income that GM does not derive from the sale of vehicles such as interest or the GM credit card. Management also includes sales to daily car rental companies in revenue per vehicle, although they are excluded from GAAP reporting because of GM’s repurchase obligations. GM North America’s structural cost reduction target excludes the cost of the three $1 billion DC VEBA contributions in 2006, 2007, and 2011. Management uses this measure to track the structural cost reduction target on a running rate basis since a significant portion of the benefit of the health-care Settlement Agreement related to hourly employees is anticipated to extend well beyond the periods in which the expense related to the contributions will be incurred. Management believes that this measure is useful to investors as it allows them to evaluate the ongoing effects of GM’s structural cost reduction initiatives.
     Non-GAAP measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within the attached press release with their most directly comparable GAAP financial results.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2006
	Net	$1-2/3
	Income	EPS
REPORTED
Net (loss)	$(323)	$(0.57)
ADJUSTMENTS
Restructuring (A)	111	0.19

Sale of Suzuki investment (B)	(317)	(0.56)

Subtotal	(206)	(0.37)

ADJUSTED

Adjusted income	$(529)	$(0.94)

(A)	Relates to various restructuring initiatives, as follows (all amounts after tax):
•	Estimated charges of $65 million related to separations of salaried employees at GMNA.

•	Curtailment charges associated with modifications to the U.S. Retirement Program for Salaried Employees announced in the first quarter of 2006. GMNA and Other Operations recognized charges of $12 million and $3 million respectively associated with these modifications.

•	A favorable adjustment of $88 million for higher than anticipated headcount reductions associated with previously announced GMNA plant idling activities,

•	A charge of $52 million for certain components of the hourly attrition program related to retroactive lump-sum payments, recognized at GMNA.

•	Other restructuring charges of $40 million and $27 million, recognized at GME and GMLAAM, respectively.
(B)	Relates to the sale of 92.36 million shares of GM’s investment in Suzuki for approximately $2.0 billion in cash, reducing GM’s equity stake in Suzuki from 20.4% to approximately 3.7% (16.3 million shares). The after-tax gain of $317 million was recognized at GMAP.

General Motors Corporation
List of Special Items — After Tax
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2005
	Net	$1-2/3
	Income	EPS
REPORTED
Net (loss)	$(1,253)	$(2.22)

ADJUSTMENTS
Salaried Attrition Program (A)	148	0.26

Plant and Facility Impairments (B)	84	0.15

GME Restructuring Charge (C)	422	0.75

Tax Items (D)	(389)	(0.69)

Subtotal	265	0.47

ADJUSTED

Adjusted (loss)	$(988)	$(1.75)

(A)	Salaried Attrition Program relates to voluntary early retirement and other separation programs in the U.S. in the first quarter of 2005.
(B)	Plant and Facility Impairments relates to the write-down to fair market value of various plant assets in connection with the discontinuance of production at the Lansing assembly plant during the second quarter of 2005.
(C)	In the fourth quarter of 2004, GM Europe announced a restructuring plan targeting a reduction in annual structural costs of an estimated $600 million by 2006. A total reduction of 12,000 employees, including 10,000 in Germany, from 2005-2007 through separation programs, early retirements, and selected outsourcing initiatives is expected. The after-tax separation cost of $422 million in the first quarter of 2005 covers approximately 5,650 people, of whom 4,900 are in Germany.
(D)	Tax Items relate to tax benefits (including the Medicare Part D benefit in the U.S), in excess of GM’s previously communicated annual effective tax rate of 15%, which do not vary with the level of pre-tax income. Adjusted loss reflects an effective tax rate of 15%.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2006	2005
(Dollars in millions except per share amounts)
Total net sales and revenues	$52,245	$45,773
Adjusted	$51,706	$45,773
Net income (loss)	$(323)	$(1,253)
Adjusted	$(529)	$(988)
Net margin
(Net income /Total net sales and revenues)	(0.6)%	(2.7%)
Adjusted	(1.0)%	(2.2%)
Earnings (losses) per share — basic
$1-2/3 par value	$(0.57)	$(2.22)

Earnings (losses) per share — diluted
$1-2/3 par value	$(0.57)	$(2.22)

Earnings (losses) per share — adjusted diluted
$1-2/3 par value	$(0.94)	$(1.75)

GM $1-2/3 par value average shares outstanding (Mil’s)
Basic shares	566	565
Diluted shares	566	565
Cash dividends per share of common stocks
GM $1-2/3 par value	$0.25	$0.50
See reconciliation of adjusted financial results on pages 16 — 18.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)

	First Quarter
	2006	2005
Book value per share of common stocks at March 31
GM $1-2/3 par value	$26.02	$44.37

Auto & Other total cash & marketable securities at March 31 ($Bil’s)	$18.8	$15.6
Readily-available assets in VEBA	2.8	4.2

Total Auto & Other cash & marketable securities plus readily-available assets in VEBA	$21.6	$19.8

Auto & Other Operations ($Mil’s)
Depreciation	$1,114	$1,270
Amortization of special tools	733	816
Amortization of intangible assets	14	10

Total	$1,861	$2,096

GM’s share of nonconsolidated affiliates’ net income (loss) ($Mil’s)
Italy *	NA	$21
Japan	$21	$50
China	$70	$33
South Korea #	NA	$(8)
*	During the second quarter of 2005, GM and Fiat S.p.A. completed the liquidation and termination of all joint ventures between them in existence at that time. As a result, GM regained complete ownership of all assets it originally contributed to each joint venture.
#	Effective for the third quarter 2005, the results of GM Daewoo’s operations are consolidated by GM.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
First Quarter
2006 and 2005

(Dollars in millions)	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
Total net sales and revenues
GMNA(1)	$28,531	$25,227	$—	$—	$28,531	$25,227
GME(1)	8,091	8,108	—	—	8,091	8,108
GMLAAM	3,140	2,299	—	—	3,140	2,299
GMAP	3,933	1,694	(539)	—	3,394	1,694

Total GMA	43,695	37,328	(539)	—	43,156	37,328
Other(2)	(305)	(25)	—	—	(305)	(25)

Total Auto & Other	43,390	37,303	(539)	—	42,851	37,303

GMAC	8,822	8,221	—	—	8,822	8,221
Other Financing(2)	33	249	—	—	33	249

Total FIO	8,855	8,470	—	—	8,855	8,470

Total net sales and revenues	$52,245	$45,773	$(539)	$—	$51,706	$45,773

Income (loss) before income taxes, equity income and minority interests
GMNA	$(1,364)	$(2,212)	$64	$357	$(1,300)	$(1,855)
GME	75	(860)	63	671	138	(189)
GMLAAM	80	55	27	—	107	55
GMAP	579	(23)	(575)	—	4	(23)

Total GMA	(630)	(3,040)	(421)	1,028	(1,051)	(2,012)
Other	(827)	(412)	4	13	(823)	(399)

Total Auto & Other	(1,457)	(3,452)	(417)	1,041	(1,874)	(2,411)

GMAC	924	1,160	—	—	924	1,160
Other Financing	2	(2)	—	—	2	(2)

Total FIO	926	1,158	—	—	926	1,158

Total income (loss) before income taxes, equity income and minority interests	$(531)	$(2,294)	$(417)	$1,041	$(948)	$(1,253)

See footnotes on page 21.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
First Quarter
2006 and 2005

(Dollars in millions)	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
Net income (loss)
GMNA(1)	$(987)	$(1,737)	$41	$224	$(946)	$(1,513)
GME(1)	48	(514)	40	422	88	(92)
GMLAAM	29	31	27	—	56	31
GMAP	398	70	(317)	—	81	70

Total GMA	(512)	(2,150)	(209)	646	(721)	(1,504)
Other	(417)	168	3	(381)	(414)	(213)

Total Auto & Other	(929)	(1,982)	(206)	265	(1,135)	(1,717)

GMAC	605	728	—	—	605	728
Other Financing	1	1	—	—	1	1

Total FIO	606	729	—	—	606	729

Net income (loss)	$(323)	$(1,253)	$(206)	$265	$(529)	$(988)

Income tax expense (benefit)
GMNA	$(379)	$(506)	$23	$133	$(356)	$(373)
GME	29	(333)	23	249	52	(84)
GMLAAM	50	25	—	—	50	25
GMAP	237	(10)	(258)	—	(21)	(10)

Total GMA	(63)	(824)	(212)	382	(275)	(442)
Other	(409)	(574)	1	394	(408)	(180)

Total Auto & Other	(472)	(1,398)	(211)	776	(683)	(622)

GMAC	330	429	—	—	330	429
Other Financing	1	(3)	—	—	1	(3)

Total FIO	331	426	—	—	331	426

Income tax expense (benefit)	$(141)	$(972)	$(211)	$776	$(352)	$(196)

See footnotes on page 21.

General Motors Corporation
Summary Corporate Financial Results
(Unaudited)
First Quarter
2006 and 2005

(Dollars in millions)	Reported		Special Items		Adjusted
	2006	2005	2006	2005	2006	2005
Effective tax rate
Total GM Corp.	27%	42%	51%	75%	37%	16%
GMNA	28%	23%	36%	37%	27%	20%
GME	39%	39%	37%	37%	38%	44%
GMAC	36%	37%	—	—	36%	37%

Equity income (loss) and minority interests
GMNA	$(2)	$(31)	$—	$—	$(2)	$(31)
GME	2	13	—	—	2	13
GMLAAM	(1)	1	—	—	(1)	1
GMAP	56	83	—	—	56	83

Total GMA	$55	$66	$—	$—	$55	$66

General Motors Corporation
Operating Statistics

	First Quarter
	2006	2005
(Units in thousands)
Worldwide Production Volume
GMNA — Cars	496	470
GMNA — Trucks	759	712

Total GMNA	1,255	1,182
GME	494	502
GMLAAM	194	185
GMAP	468	335

Total Worldwide	2,411	2,204

Vehicle Unit Deliveries
Chevrolet — Cars	195	218
Chevrolet — Trucks	376	397
Pontiac	99	100
GMC	105	123
Buick	62	61
Oldsmobile	—	1
Saturn	47	48
Cadillac	51	50
Other	28	17

Total United States	963	1,015
Canada, Mexico, and Other	163	167

Total GMNA	1,126	1,182
GME	522	514
GMLAAM	230	183
GMAP	323	231

Total Worldwide	2,201	2,110

Market Share
United States — Cars	20.7%	23.3%
United States — Trucks	26.4%	27.1%
Total United States	23.8%	25.4%
Total North America	23.7%	25.2%
Total Europe	9.5%	9.7%
Total LAAM	16.9%	15.4%
Asia Pacific	6.4%	5.0%
Total Worldwide	13.2%	13.3%

U.S. Retail/Fleet Mix
% Fleet Sales — Cars	41.6%	39.5%
% Fleet Sales — Trucks	22.4%	18.1%
Total Vehicles	30.0%	26.9%

GMNA Capacity Utilization
(2 shift rated)	98.8%	87.6%

General Motors Corporation
Operating Statistics

	First Quarter
	2006	2005
GMAC’s Worldwide Cost of Borrowing (3)	5.41%	4.30%
GMAC Period End Debt Spreads Over U.S. Treasuries
2 Year	445 bp	350 bp
5 Year	449 bp	465 bp
10 Year	474 bp	460 bp

GMAC Cash Reserve Balance ($Bil’s)(4)	$22.1	$18.5

GMAC Automotive Finance Operations Consumer Credit (North America)
Net charge-offs as a % of managed receivables	1.14%	0.96%
Retail contracts 30 days delinquent — % of average number of contracts outstanding (5)	2.34%	2.09%
Share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail sales	45%	54%
SmartLease as % of retail sales	22%	17%
Off-lease vehicle remarketing (U.S. only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle	$13,579	$13,724
Off-lease vehicles terminated (units in 000s)	69	72

ResCap
Originations ($Bil’s)	$41.6	$36.4
Mortgage servicing rights, net ($Bil’s)	$4.5	$3.7

GMAC Insurance Operations ($Mil’s)
Combined ratio (6)	91.3%	93.8%
Premiums/revenue written	$1,101	$1,118
Investment portfolio market value	$7,900	$7,322
After-tax net unrealized capital gains	$622	$463

Worldwide Employment at March 31 (in 000’s)
United States Hourly	102	109
United States Salary	36	39

Total United States	138	148
Canada, Mexico, and Other	31	31

GMNA	169	179
GME (7)	64	58
GMLAAM	31	30
GMAP(8)	32	15
GMAC	31	34
Other	2	5

Total	329	321

Worldwide Payrolls ($Bil’s)	$5.3	$5.3
See footnotes on page 21.

General Motors Corporation
Footnotes:
(1)	Effective January 1, 2006, four powertrain entities were transferred from GMNA to GME for management reporting. Accordingly, first quarter 2005 amounts have been revised for comparability by reclassifying $151 million of revenue and $33 million of net income from GMNA to GME.
(2)	Other Operations and Other Financing include intercompany eliminations.
(3)	Calculated by dividing total interest expense (excluding mark to market adjustments) by total debt.
(4)	Balance at March 31, 2006 comprises $17.3 billion of cash and cash equivalents and $4.8 billion in marketable securities with maturities greater than 90 days. Balance at March 31, 2005 comprises $16.1 billion of cash and cash equivalents and $2.4 billion in marketable securities with maturities greater than 90 days.
(5)	Excludes accounts in bankruptcy.
(6)	Calculated as the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income.
(7)	Approximately 7,000 employees were added in the fourth quarter of 2005 from a former powertrain joint venture with Fiat.
(8)	Approximately 13,000 employees were added as a result of the GM Daewoo consolidation in the third quarter of 2005.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(dollars in millions
	except per share amounts)
Total net sales and revenues	$52,245	$45,773

Cost of sales and other expenses	43,013	39,499
Selling, general, and administrative expenses	5,534	4,889
Interest expense	4,229	3,679

Total costs and expenses	52,776	48,067

Income (loss) before income taxes, equity income and minority interests	(531)	(2,294)
Income tax expense (benefit)	(141)	(972)
Equity income (loss) and minority interests	67	69

Net income (loss)	$(323)	$(1,253)

Basic earnings (loss) per share attributable to common stock	$(0.57)	$(2.22)

Earnings (loss) per share attributable to common stock assuming dilution	$(0.57)	$(2.22)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION TO THE CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
	(dollars in millions)
AUTOMOTIVE AND OTHER OPERATIONS
Total net sales and revenues	$43,390	$37,303

Cost of sales and other expenses	40,615	37,146
Selling, general, and administrative expenses	3,402	2,837

Total costs and expenses	44,017	39,983
Interest expense	684	685
Net expense from transactions with Financing and Insurance Operations	146	87

Income (loss) before income taxes, equity income, and minority interests	(1,457)	(3,452)
Income tax (benefit)	(472)	(1,398)
Equity income (loss) and minority interests	56	72

Net income (loss) — Automotive and Other Operations	$(929)	$(1,982)

FINANCING AND INSURANCE OPERATIONS
Total revenues	$8,855	$8,470

Interest expense	3,545	2,994
Depreciation and amortization expense	1,511	1,398
Operating and other expenses	2,287	2,089
Provisions for financing and insurance losses	732	918

Total costs and expenses	8,075	7,399
Net income from transactions with Automotive and Other Operations	(146)	(87)

Income before income taxes, equity income, and minority interests	926	1,158
Income tax expense	331	426
Equity income (loss) and minority interests	11	(3)

Net income — Financing and Insurance Operations	$606	$729

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		Dec. 31,
	Mar. 31, 2006	2005	Mar. 31, 2005
	(dollars in millions)
ASSETS
Cash and cash equivalents	$34,868	$30,726	$26,389
Marketable securities	19,839	19,726	26,256

Total cash and marketable securities	54,707	50,452	52,645
Finance receivables — net	180,161	180,793	190,646
Loans held for sale	18,171	21,865	22,569
Accounts and notes receivable (less allowances)	16,801	15,578	18,001
Inventories (less allowances)	15,519	14,354	13,189
Assets held for sale	—	19,030	—
Deferred income taxes	29,495	29,889	26,967
Net equipment on operating leases — (less accumulated depreciation)	39,787	38,187	34,371
Equity in net assets of nonconsolidated affiliates	1,830	3,291	6,500
Property — net	40,235	40,214	38,106
Intangible assets — net	4,458	4,339	4,864
Other assets	62,835	58,086	60,239

Total assets	$463,999	$476,078	$468,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable (principally trade)	$30,210	$29,913	$28,519
Notes and loans payable	277,007	285,750	291,831
Liabilities related to assets held for sale	—	10,941	—
Postretirement benefits other than pensions	36,445	33,997	28,462
Pensions	11,723	11,304	9,295
Deferred income taxes	5,275	4,477	6,709
Accrued expenses and other liabilities	87,544	84,060	77,774

Total liabilities	448,204	460,442	442,590
Minority interests	1,075	1,039	416
Stockholders’ equity
$1-2/3 par value common stock (outstanding, 565,559,329; 565,518,106; and 565,470,511shares)	943	943	942
Capital surplus (principally additional paid-in capital)	15,296	15,285	15,234
Retained earnings	1,884	2,361	12,526

Subtotal	18,123	18,589	28,702
Accumulated foreign currency translation adjustments	(1,639)	(1,722)	(1,784)
Net unrealized gains (losses) on derivatives	1,109	733	612
Net unrealized gains on securities	956	786	535
Minimum pension liability adjustment	(3,829)	(3,789)	(2,974)

Accumulated other comprehensive loss	(3,403)	(3,992)	(3,611)

Total stockholders’ equity	14,720	14,597	25,091

Total liabilities and stockholders’ equity	$463,999	$476,078	$468,097

GENERAL MOTORS CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION TO THE CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		Dec. 31,
	Mar. 31, 2006	2005	Mar. 31, 2005
	(dollars in millions)
ASSETS
Automotive and Other Operations
Cash and cash equivalents	$17,427	$15,187	$10,205
Marketable securities	1,396	1,416	5,447

Total cash and marketable securities	18,823	16,603	15,652
Accounts and notes receivable (less allowances)	9,440	7,758	6,493
Inventories (less allowances)	14,862	13,851	12,736
Net equipment on operating leases — (less accumulated depreciation)	7,217	6,993	6,329
Deferred income taxes and other current assets	10,032	8,877	10,975

Total current assets	60,374	54,082	52,185
Equity in net assets of nonconsolidated affiliates	1,830	3,291	6,500
Property — net	38,457	38,466	36,265
Intangible assets — net	1,851	1,862	1,550
Deferred income taxes	21,401	22,849	18,093
Other assets	41,724	41,103	40,405

Total Automotive and Other Operations assets	165,637	161,653	154,998
Financing and Insurance Operations
Cash and cash equivalents	17,441	15,539	16,184
Investments in securities	18,443	18,310	20,809
Finance receivables — net	180,161	180,793	190,646
Loans held for sale	18,171	21,865	22,569
Assets held for sale	—	19,030	—
Net equipment on operating leases (less accumulated depreciation)	32,570	31,194	28,042
Other assets	31,576	27,694	34,849
Net receivable from Automotive and Other Operations	4,609	4,452	2,300

Total Financing and Insurance Operations assets	302,971	318,877	315,399

Total assets	$468,608	$480,530	$470,397

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive and Other Operations
Accounts payable (principally trade)	$26,614	$26,182	$24,168
Loans payable	1,207	1,519	2,446
Accrued expenses	44,350	42,665	44,544
Net payable to Financing and Insurance Operations	4,609	4,452	2,300

Total current liabilities	76,780	74,818	73,458
Long-term debt	31,021	31,014	29,879
Postretirement benefits other than pensions	31,431	28,990	23,754
Pensions	11,568	11,214	9,204
Other liabilities and deferred income taxes	21,714	22,023	15,924

Total Automotive and Other Operations liabilities	172,514	168,059	152,219
Financing and Insurance Operations
Accounts payable	3,596	3,731	4,351
Liabilities related to assets held for sale	—	10,941	—
Debt	244,779	253,217	259,506
Other liabilities and deferred income taxes	31,924	28,946	28,814

Total Financing and Insurance Operations liabilities	280,299	296,835	292,671

Total liabilities	452,813	464,894	444,890
Minority interests	1,075	1,039	416
Total stockholders’ equity	14,720	14,597	25,091

Total liabilities and stockholders’ equity	$468,608	$480,530	$470,397